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Exhibit 10.38

AMENDED CHANGE IN CONTROL AGREEMENT

    This Amended Change in Control Agreement ("Agreement") is made and entered into as of the last date written below, between            ("Executive") and NBC Internet, Inc., (the "Company"), and amends and supersedes the Change in Control Agreement between Executive and the Company dated            ("Change in Control Agreement").

    WHEREAS, the Company and Executive entered into an offer letter employment agreement (the "Employment Agreement"), a copy of which is attached hereto as Exhibit A;

    WHEREAS, the Company and Executive desire to amend the Employment Agreement in order to provide Executive with certain benefits in the event his employment is terminated without Cause or he resigns for Good Reason; and

    WHEREAS, the Company and Executive entered into the Change in Control Agreement and desire to amend said agreement, as set forth herein;

    NOW, THEREFORE, in consideration of Executive's continued employment with the Company, it is hereby agreed by and between the parties that the Employment Agreement is amended by adding the following provisions, which shall be effective immediately:

Severance Benefits:	In the event that either (i) Executive's employment is terminated without Cause (as defined below) by the Company (including any successor to the Company), or (ii) Executive voluntarily terminates his employment with the Company (including any successor to the Company) for Good Reason (as defined below), Executive will become fully vested as of the date of termination of his employment ("Termination Date") in all then unvested stock option shares granted to Executive by the Company (the "Acceleration"), and shall receive, as severance, the equivalent of months of Executive's Base Salary (as defined below) in effect as of the Termination Date, subject to standard payroll deductions and withholdings (the "Severance"). As a precondition of receiving the Acceleration and the Severance, Executive must first sign a general release of claims in favor of the Company, which release shall be in a form acceptable to the Company.
Cause Defined:
For the purposes of this Agreement, the termination of Executive's employment will be considered a termination for "Cause" if Executive is terminated because of any of the following: (a) his indictment or conviction (including a no contest or guilty plea) of any felony or of any crime involving dishonesty or moral turpitude; (b) his participation in a fraud or dishonesty against the Company; (c) the material breach of his duties to the Company, including insubordination, misconduct, excessive absenteeism, or persistent unsatisfactory performance of his job duties; (d) his intentional damage to, or willful misappropriation of, any property of the Company; (e) the material breach of any written agreements with the Company; or (f) his conduct that demonstrates gross unfitness to serve. The Company's designation of Executive's termination as for Cause (or not) under Sections (b) through (f) above shall be made in the good faith and reasonable determination of the Company's Chief Executive Officer ("CEO") and the Compensation Committee of the Company's Board of Directors (the "Compensation Committee").

Good Reason Defined:
For the purposes of this Agreement, the voluntary termination by Executive of his employment will be considered a termination for "Good Reason" if Executive resigns his employment because any of the following occur: (a) the Company assigns to Executive any duties or responsibilities that result in a material diminution or adverse change of Executive's position or responsibilities, taken as a whole; (b) the Company reduces Executive's Base Salary (as defined below); (c) the Company reduces the benefits Executive is eligible to receive under the Company's benefit plans as of the date of this Agreement (the "Benefit Plans"); or (d) the Company requires Executive to relocate to an office or facility that is more than thirty-five (35) miles from the location at which Executive regularly performs his duties as of the date of this Agreement, except for required travel by Executive on Company business; provided, however, that Good Reason shall not exist under Section (c) above if the Company offers a range of benefit plans and programs which, taken as a whole, are comparable to the Benefit Plans provided to Executive as of the date of this Agreement, as determined in good faith by the Company. Designation of Executive's termination as for Good Reason under Section (a) above shall require the mutual agreement of Executive, the CEO and the Compensation Committee.
Base Salary Defined:
For purposes of this Agreement, Base Salary means base salary paid to Executive (including all amounts elected to be deferred that would otherwise have been paid, under any cash or deferred arrangement established by the Company), including bonuses and commissions, but excluding other remuneration paid directly to Executive, such as profit sharing, the cost of employee benefits paid for by the Company, education or tuition reimbursements, imputed income arising under any Company group insurance or benefits program, traveling expenses, business and moving expense reimbursements, income received in connection with stock options, contributions made by the Company under any employee benefit plan, and similar items of compensation.
Parachute Payments:
If any payment or benefit you would receive under this Agreement ("Payment") would (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, (the "Code"), or any comparable successor provision, and (ii) but for this section would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provision (the "Excise Tax"), then Executive's benefits hereunder shall be either

        (i)    provided to you in full, or

(ii) provided to you as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by you, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless you and the Company otherwise agree in writing, any determination required under this section shall be made in writing in good faith by a qualified third party (the "Professional Service Firm") selected by the Company. In the event of a reduction of benefits hereunder, benefits payable in cash shall be reduced first. For purposes of making the calculations required by this section, the Professional Service Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. You and the Company shall furnish to the Professional Service Firm such information and documents as the Professional Service Firm may reasonably request in order to make a determination under this section. The Company shall bear all costs the Professional Service Firm may reasonably incur in connection with any calculations contemplated by this section.

If, notwithstanding any reduction described in this section, the IRS determines that you are liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then you shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that you challenge the final IRS determination, a final judicial determination, a portion of the payment equal to the "Repayment Amount." The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that your net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in your net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, you shall pay the Excise Tax.

Notwithstanding any other provision of this Parachute Payments Section, if (i) there is a reduction in the payment of benefits as described in this section, (ii) the IRS later determines that you are liable for the Excise Tax, the payment of which would result in the maximization of your net after-tax proceeds (calculated as if your benefits had not previously been reduced), and (iii) you pay the Excise Tax, then the Company shall pay to you those benefits which were reduced pursuant to this section contemporaneously or as soon as administratively possible after you pay the Excise Tax so that your net after-tax proceeds with respect to the payment of benefits is maximized.

    Except as provided herein, the terms of the Employment Agreement remain in full force and effect.

    IN WITNESS WHEREOF, the parties have executed this Agreement on dates written below.

NBC Internet, Inc.
By:
Will Lansing Chief Executive Officer
Dated:		Dated:

EXHIBIT A
 OFFER LETTER EMPLOYMENT AGREEMENT

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AMENDED CHANGE IN CONTROL AGREEMENT